INDEPENDENT AUDITORS REPORT


To the Board of Trustees of Forum Funds and Shareholders,
Mastrapasqua Growth Value Fund:


We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of the Mastrapasqua Growth Value Fund, (the "Fund") as of May 31, 2001, and the related statements of operations and changes in net assets, and the financial highlights for the period from July 5, 2000 (commencement of operations) to May 31, 2001. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of the securities owned as of May 31, 2001 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of the Fund as of May 31, 2001, and the results of its operations, the changes in net assets and its financial highlights for the period from July 5, 2000 (commencement of operations) to May 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 6, 2001